AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 2002

Registration No. 033-54465

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE

AMENDMENT NO. 1 TO
FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Viad Corp
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-1760395 (I.R.S. Employer Identification No.)

Viad Tower
1850 North Central Avenue
Phoenix, Arizona 85077
(602) 207-4000
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Scott E. Sayre	Copy to:

Vice President, General Counsel and Secretary Viad Corp Viad Tower 1850 North Central Avenue Phoenix, Arizona 85077 (602) 207-4000	Frank M. Placenti, Esq. Bryan Cave LLP Two North Central Avenue, Suite 2200 Phoenix, AZ 85004-4406 (602) 364-7000

(Address, including zip code and telephone number,
including area code of agent for service of process)

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: From time to time, after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _______________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MAY 17, 2002

THE INFORMATION IN THIS PROSPECTUS IS NEITHER FINAL NOR COMPLETE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR IS IT AN INVITATION FOR OFFERS TO BUY THESE SECURITIES IN ANY STATE OR JURISDICTION WHERE NOT PERMITTED.

PRELIMINARY PROSPECTUS

$500,000,000

Viad Corp

DEBT SECURITIES
PREFERRED STOCK
DEPOSITARY SHARES
COMMON STOCK
WARRANTS

         We will provide the specific terms of the securities in one or more supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities. We may sell the securities, or we may distribute them through underwriters or dealers. In addition, the underwriters may overallot a portion of the securities.

         Our common stock is listed on the New York Stock Exchange under the symbol VVI.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is ___, 2002.

ABOUT THIS PROSPECTUS
FORWARD-LOOKING STATEMENTS
VIAD CORP
Payment Services
Convention and Event Services
Travel and Recreation Services
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF OUR DEBT SECURITIES
General
Senior Debt Securities
Subordinated Debt Securities
Global Debt Securities
Ownership Of Global Securities
The Depositary Trust Company
Transfer Or Exchange Of Debt Securities
Transfer Agent
Covenants
Events Of Default, Notice And Waiver
Modification Of The Indentures
Defeasance
Conversion
Merger, Consolidation And Sale Of Assets
DESCRIPTION OF OUR PREFERRED STOCK
New Issuances
$4.75 Preferred Stock
Junior Participating Preferred Stock
DESCRIPTION OF OUR DEPOSITARY SHARES
General
Dividends And Other Distributions
Redemption Of Preferred Stock
Voting Deposited Preferred Stock
Amendment And Termination Of The Deposit Agreement
Charges Of Depositary; Taxes And Other Governmental Charges
Resignation And Removal Of Depositary
Miscellaneous
DESCRIPTION OF OUR COMMON STOCK
Provisions of Our Certificate of Incorporation and By-Laws
Stockholder Rights Plan
Section 203 of the Delaware General Corporation Law
Stock Exchange Listing
Transfer Agent
DESCRIPTION OF OUR WARRANTS
PLAN OF DISTRIBUTION
Sale Through Underwriters Or Dealers
Direct Sales and Sales Through Agents
Delayed Delivery Contracts
General Information
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II
Item 14. Other Expenses Of Issuance And Distribution
Item 15. Indemnification Of Directors And Officers
Item 16. Exhibits
Item 17. Undertakings
SIGNATURES
EX-4.7
EX-5
EX-12.1
EX-12.2
EX-23.1
EX-25.1
EX-25.2

ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. The total dollar amount of securities we sell through the offerings will not exceed $500 million or the equivalent denominated in foreign currencies. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities offered. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” on page 23.

         You should rely only on the information contained, or incorporated by reference, in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

         The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

         References in this prospectus to the terms “we,” “us” or “Viad” or other similar terms mean Viad Corp, unless we state otherwise or the context indicates otherwise.

FORWARD-LOOKING STATEMENTS

         This prospectus and the applicable prospectus supplement include and incorporate by reference “forward-looking statements.” We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but reflect current estimates, projections, or expectations of or current trends in future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, tax rates, restructuring plans (including timing and realization of cost savings) and market risk disclosures. Forward-looking statements are generally identifiable by the following words: “may,” “could,” “should,” “pro forma,” “looking forward,” “will,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “project,” or similar words.

         Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results or performance to differ materially from those contemplated by the forward-looking statements. These include gains and losses of customers, consumer demand patterns, labor relations, consumer demand for convention and event services, existing and new competition, industry alliances and consolidation and growth patterns within the industries in which we compete. Other factors include those discussed under the caption “Risk Factors” in any prospectus supplement provided with this prospectus and other factors that may be described in a prospectus supplement or from time to time in our filings with the SEC. We do not intend to update any forward-looking information and statements, whether written or oral, to reflect change. Therefore, we caution you not to place undue reliance on any forward-looking information and statements. All forward-looking statements are expressly qualified by these cautionary statements.

VIAD CORP

         We are a diversified business services company. Our services are classified into two main business segments: payment services and convention and event services. In addition, we provide travel and recreation services. Most of our services are provided to businesses for use by their customers.

         On August 15, 1996, our predecessor, The Dial Corp, spun-off its consumer products business into an independent, publicly traded company known as The Dial Corporation. The Dial Corporation’s common stock is listed on the New York Stock Exchange under the symbol “DL.” In the spin-off, we paid a dividend of one share of The Dial Corporation for each share of The Dial Corp held on August 5, 1996. As part of the spin-off, we changed our name to Viad Corp.

         The address of our principal office is Viad Tower, 1850 North Central Avenue, Phoenix, Arizona 85077 and our telephone number is (602) 207-4000.

Payment Services

         Our payment services business is conducted by our Travelers Express group of companies. These companies engage in a variety of payment service activities, including issuance and processing of money orders, processing of official checks and share drafts, and money transfer and cash access services. Travelers Express sells money orders to the public through agent locations and financial institutions in the United States and Puerto Rico. Travelers Express also provides processing services for banks, credit unions and other financial institutions which offer official checks (used by financial institutions in place of their own bank check or cashier’s check) and share drafts (the credit union industry’s version of a personal check). In addition, through our subsidiary MoneyGram Payment Systems, we provide money transfer services through agent locations worldwide. Some of our agent locations sell or provide both money orders and money transfer services. Travelers Express also provides in-person electronic bill payment services for various companies, whose consumers pay their utility, car payment, and other bills at conveniently located retail stores. Additionally, Travelers Express provides high volume processing of refund and rebate checks, food vouchers, gift certificates, and other financial instruments. Another subsidiary, Game Financial Corporation provides cash access services to the gaming industry. Game Financial provides three primary services: installing and maintaining automatic teller machines in casinos and check cashing locations; providing cash advances on consumers’ credit cards for customers who utilize the automatic teller machines; and cashing checks at casinos.

Convention and Event Services

         We provide convention and event services through GES Exposition Services, Inc. and our Exhibitgroup/Giltspur division. GES provides services to trade associations, show management companies and exhibitors. These services include tradeshow design and planning, decorating, exhibit design and fabrication, installation and dismantling, display rental, custom graphics, furnishings, electrical, freight-handling, logistics, transportation, and management services for conventions, tradeshows, associations and corporate and special events.

         The Exhibitgroup/Giltspur division designs, builds, installs and warehouses convention, tradeshow, museum and other exhibits and displays. This division has operations in the United States, Canada, the United Kingdom and Germany, and operates through an international network of strategic partners that gives it the ability to serve customers worldwide.

Travel and Recreation Services

         Travel and recreation services are provided by the Brewster Transport and Glacier Park business units. Brewster Transport operates tour and charter buses within the Canadian Rockies, provides travel agency services to visitors of the Canadian Rockies, operates hotels in Banff and Icefield Parkway between Lake Louise and Jasper and operates the Sulphur Mountain Gondola. Glacier Park operates seven historic lodges in and around Glacier National Park in Montana and Waterton Lakes National Park in Canada.

RISK FACTORS

         In addition to the other information included in this prospectus, you should carefully consider any risk factors set forth in the prospectus supplement when determining whether or not to purchase the securities offered under this prospectus and the prospectus supplement.

USE OF PROCEEDS

         Unless we inform you otherwise in the prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes. These purposes may include, but are not limited to:

•	acquisitions,

•	working capital,

•	capital expenditures,

•	repayment or refinancing of debt or other corporate obligations, and

•	repurchases and redemptions of securities.

         Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth our consolidated ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods specified:

	Three Months Ended
	March 31		Fiscal Year Ended December 31

	2002	2001	2001	2000	1999	1998	1997

Ratio of Earnings to Fixed Charges	6.16	4.01	2.24	5.37	4.97	4.20	2.47

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	5.90	3.87	2.16	5.19	4.79	4.05	2.40

         For purposes of computing these ratios of earnings to combined fixed charges and preferred stock dividends:

•	earnings consist of income from continuing operations before income taxes, minority interest and fixed charges, less capitalized interest;

•	fixed charges consist of interest expense, interest capitalized, amortization of debt discount, an estimate of rental expense representative of interest; and

•	preferred stock dividends are increased to an amount representing the pre-tax earnings which would be required to cover the preferred stock dividend requirements.

DESCRIPTION OF OUR DEBT SECURITIES

         The senior debt securities will be issued under an indenture dated as of April 1, 1993 between us and J.P. Morgan Trust Company, N.A., formerly Chase Manhattan Bank, N.A., as trustee, and the subordinated debt securities will be issued under an indenture dated as of May 14, 2002 between us and Wachovia Bank, National Association, as trustee. The term “trustee” as used in this prospectus refers to any bank that we may appoint as trustee under the terms of the applicable indenture, in its capacity as trustee for the senior securities or the subordinated securities.

         We have summarized specific terms and provisions of the indentures. The summary is not complete. If we refer to particular provisions of the indentures, the provisions, including definitions of terms, are incorporated by reference as a part of the summary. We have included references to articles or section numbers of the applicable indenture so that you can easily locate these provisions in the indentures. Unless specifically distinguished, citations of sections contained below refer to both the senior and subordinated indentures. The indentures have been included as exhibits to the registration statement of which this prospectus is a part. We urge you to read the indentures because they, and not this description, define the rights of holders of debt securities. The indentures are subject to the Trust Indenture Act of 1939, as amended. To obtain copies of the indentures, see “Where You Can Find More Information” on page 23.

General

         The debt securities will be direct, unsecured general obligations of Viad Corp. The senior debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior debt securities. See “Subordinated Debt Securities” on page 5.

         The indentures do not limit the amount of debt securities that we can offer. Each indenture allows us to issue debt securities up to the principal amount that may be authorized by us. We may issue additional debt securities without your consent. We may issue debt securities in one or more series. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series. (Sections 2.02 and 3.01)

         A prospectus supplement and any supplemental indentures relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title, type and amount of the debt securities;

•	the total principal amount and priority of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rates (which may be fixed or variable) which the debt securities will bear, or the method for determining rates;

•	the dates from which the interest on the debt securities will accrue and be payable, or the method of determining those dates, and any record dates for the payments due;

•	any provisions for redemption, conversion or exchange of the debt securities, at our option or otherwise, including the periods, prices and terms of redemption or conversion;

•	any sinking fund or similar provisions, which would obligate us to repurchase or otherwise redeem the debt securities, along with the periods, prices and terms of redemption, purchase or repayment;

•	the amount or percentage payable if we accelerate the maturity of the debt securities, if other than the principal amount;

•	any changes to or additional events of default or covenants set forth in the indentures;

•	the terms of subordination, if any;

•	any special tax implications of the debt securities, including provisions for original issue discount securities; and

•	any other terms consistent with the indenture.

         The debt securities may be issued in registered, bearer, coupon or global form. We may authorize and determine the terms of a series of debt securities by resolution of our Board of Directors or the pricing committee of our Board of Directors or through a supplemental indenture. Unless otherwise described in the applicable prospectus supplement, we will issue debt securities only in denominations of $1,000 and integral multiples of that amount. (Section 2.01)

Senior Debt Securities

         Any senior debt securities offered pursuant to the senior indenture will be senior in right of payment to all subordinated debt securities issued under the subordinated indenture. Further, the senior indenture does not prohibit us from issuing additional debt securities that may rank equally in right of payment to the senior debt securities.

Subordinated Debt Securities

         The subordinated debt securities will have a junior position to all of our senior debt. Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior debt. The subordinated indenture provides that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

•	of any insolvency, bankruptcy or similar proceeding involving us or our properties; or

•	during the continuance of any default on senior debt beyond the grace period, unless and until the default on the senior debt is cured and waived.

         The subordinated indenture does not limit the amount of senior debt that we may incur.

         Upon any distribution of our assets in connection with any dissolution, winding up, liquidation, reorganization, bankruptcy or other similar proceeding, the holders of all senior debt securities will first be entitled to receive payment in full of the principal, any premium and interest due on the senior debt before the holders of the subordinated debt securities are entitled to receive any payment.

Global Debt Securities

         Debt securities may be issued in whole or in part in the form of one or more global securities that will be deposited with, on behalf of, a depositary identified in the applicable prospectus supplement. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities in definitive form, a global debt security may not be transferred except as a whole by the depositary to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

         The specific terms of the depositary arrangement with respect to a series of global debt securities, and certain limitations and restrictions relating to a series of bearer global debt securities, will be described in the prospectus supplement relating to such series.

         We may determine not to use global securities for any series. In that event, we will issue debt securities in certificate form.

         The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificate form. Those laws and some conditions on transfer of global securities may impair the ability to transfer interests in global securities.

Ownership Of Global Securities

         So long as the depositary or its nominee is the registered owner of a global security, that entity will be the sole holder of the debt securities represented by that instrument. Both we and the trustee are only required to treat the depositary or its nominee as the legal owner of those securities for all purposes under the indentures.

         Unless otherwise specified in this prospectus or the prospectus supplement, no actual purchaser of debt securities represented by a global security will be entitled to receive physical delivery of certificated securities or will be considered the holder of those securities for any purpose under the indentures. In addition, no actual purchaser will be able to transfer or exchange global securities unless otherwise specified in this prospectus or the prospectus supplement. As a result, each actual purchaser must rely on the procedures of the depositary to exercise any rights of a holder under the applicable indenture. Also, if an actual purchaser is not a participant of the depositary, the actual purchaser must rely on the procedures of the participant through which it owns its interest in a global security.

The Depositary Trust Company

         We expect that the Depositary Trust Company (DTC) will be the depositary with respect to any global debt security. The following information on DTC applies to the extent that it is the depositary, unless otherwise provided in the prospectus supplement.

         Registered Owner. The debt securities will be issued as fully registered securities in the name of Cede & Co. (which is DTC’s partnership nominee). The trustee will deposit the global security with the depositary. The deposit with the depositary and its registration in the name of Cede & Co. will not change the nature of the actual purchaser’s ownership interest in the debt securities.

         DTC’s Organization. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of that law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

         DTC is owned by a number of its direct participants, the New York Stock Exchange, Inc. and NasdaqAmex. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations who directly participate in DTC. Other entities may access DTC’s system by clearing transactions through or maintaining a custodial relationship with direct participants. The rules applicable to DTC and its participants are on file with the SEC.

         DTC’s Activities. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts. Doing so eliminates the need for physical movement of securities certificates.

         Participants’ Records. Except as otherwise provided in this prospectus or a prospectus supplement, purchases of debt securities must be made by or through a direct participant, which will receive a credit for the securities on DTC’s records. The purchaser’s interest is in turn to be recorded on the participants’ records. Actual purchasers will not receive written confirmations from DTC of their purchase, but they generally receive confirmations along with periodic statements of their holdings from the participants through which they entered into the transaction.

         Transfers of interests in the global securities will be made on the books of the participants on behalf of the actual purchasers. Certificates representing the interest of the actual purchasers in the securities will not be issued unless the use of global securities is suspended. DTC has no knowledge of the actual purchasers of global securities. DTC’s records only reflect the identity of the direct participants who are responsible for keeping account of their holdings on behalf of their customers.

         Notices Among DTC, Participants and Actual Owners. Notices and other communications by DTC, its participants and the actual purchasers will be governed by arrangements among them, subject to any legal requirements in effect.

         Voting Procedures. Neither DTC nor Cede & Co. will give consents for or vote the global securities. DTC generally mails an omnibus proxy to us just after the applicable record date. That proxy assigns Cede & Co.’s voting rights to the direct participants to whose accounts the securities are credited at that time.

         Payments. Principal and interest payments made by us will be delivered to DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date unless it has reason to believe that it will not receive payment on that date. Payments by participants to actual purchasers will be governed by standing instructions and customary practices, as is the case with securities held for customers in bearer form or registered in “street name.” Those payments will be the responsibility of that participant, not DTC, the trustee or us, subject to any legal requirements in effect at that time.

         We are responsible for payment of principal, interest and premium, if any, to the trustee, who is responsible to pay it to DTC. DTC is responsible for disbursing those payments to direct participants. The participants are responsible for disbursing payment to the actual purchasers.

Transfer Or Exchange Of Debt Securities

         You may transfer or exchange debt securities (other than global securities) without a service charge at the corporate trust office of the trustee. You may also surrender debt securities (other than global securities) for conversion or registration of transfer without a service charge at the corporate trust office of the trustee. You must execute a proper form of transfer and pay any taxes or other governmental charges resulting from that action.

Transfer Agent

         If we designate a transfer agent (in addition to the trustee) in a prospectus supplement, we may at any time rescind this designation or approve a change in the location through which any such transfer agent acts. We will, however, be required to maintain a transfer agent in each place of payment for a series of debt securities. We may at any time designate additional transfer agents for a series of debt securities.

Covenants

         Under the indentures, we are required to:

•	pay the principal, interest and any premium on the debt securities when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year reviewing and affirming, based on the review, whether we have fulfilled our obligations under the indentures;

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium; and

•	do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, except as otherwise provided in the indentures.

         Our senior indenture also contains negative covenants including, among other things:

•	a limitation on liens we may assume or incur other than specified types of liens unless senior indebtedness issued under the indenture is secured equally or prior to the indebtedness secured by the liens;

•	a limitation on sale and leaseback transactions, unless the lien on any property subject to the sale and leaseback transaction is permitted under the indentures or the proceeds of the sale and leaseback transaction are used to acquire property or retire long-term senior indebtedness;

•	a restriction on our ability to consolidate, merge, transfer substantially all of our assets or purchase substantially all of the assets of another company, unless we are the continuing company or the surviving or acquiring entity is a domestic company and it expressly assumes our obligations with respect to our debt securities by executing a supplemental indenture;

•	a prohibition on restrictions on the ability of designated subsidiaries to pay dividends, make loans or transfer property to Viad Corp except as provided in the indenture; and

•	restrictions on designated subsidiaries’ ability to become liable or responsible for the payment of any indebtedness or preferred stock other than as provided in the indenture.

Events Of Default, Notice And Waiver

         Events of default under the indentures for any series of debt securities include:

•	failure for 30 days to pay interest on any debt securities of that series;

•	failure to pay principal or premium, if any, of any debt securities of that series;

•	failure to pay any sinking fund payment when due;

•	failure to perform any other covenants contained in the indentures (other than a covenant added to the indentures solely for the benefit of a particular series of debt securities), which continues for 90 days after written notice as provided in the indenture;

•	default under any of our other debt instruments with an aggregate principal amount outstanding of at least $10,000,000; or

•	events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee.

         If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% of the total principal amount of the debt securities of the series may declare the entire principal of that series due and payable immediately. (Section 6.02) If the trustee makes such a declaration, the holders of a majority of the aggregate principal amount of the debt securities of that series can generally rescind and annul the declaration and its consequences except where the trustee’s declaration is caused by either our failure to make payment of interest or any premium on or the principal of the securities of such series, or by bankruptcy or insolvency proceedings. (Section 6.02)

         The indentures limit the holders’ right to institute legal proceedings. No holder of any debt securities will have the right to bring a claim under an indenture unless:

•	the holder has given written notice of default to the trustee;

•	the holders of not less than 25% of the aggregate principal amount of debt securities of that series shall have made a written request to the trustee to bring the claim and furnished the trustee reasonable indemnification as it may require;

•	the trustee has not commenced an action within 60 days of receipt of the notice; and

•	no direction inconsistent with a request has been given to the trustee by the holders of not less than a majority of the aggregate principal amount of the debt securities. The holders of debt securities may enforce payment of the principal or premium, if any, or interest on their debt securities. No holder of debt securities of a particular series has the right to prejudice the rights or obtain priority or preference over the rights of any other holder of debt securities of that series. (Section 6.07)

         The holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any power conferred on the trustee with respect to the securities of any series; provided, however, that

•	the direction does not conflict with any rule of law or an indenture; and

•	the trustee may take any action it deems proper and which is consistent with the direction of the holders. (Section 6.06)

         Each indenture provides that, if an event of default has occurred, the trustee is to use the degree of care a prudent person would use in the conduct of his own affairs. (Section 10.01) Subject to those provisions, the trustee is under no obligation to exercise any of its rights or powers under an indenture at the request of any of the holders of the debt securities of a series unless they have furnished to the trustee reasonable security or indemnity. (Section 10.01)

         We will be required to furnish to the trustee in an annual statement a notice as to our fulfillment of all of our obligations under the relevant indenture. (Section 5.10 of the senior indenture and Section 5.06 of the subordinated indenture)

Modification Of The Indentures

         In order to change or modify an indenture in ways adversely affecting the interest of the holders, we must obtain the consent of holders of at least a 66 2/3% in principal amount of all outstanding debt securities affected by that change. The consent of holders of at least a majority in principal amount of each series of outstanding debt securities is required to waive compliance by us with specific covenants in an indenture. We must obtain the consent of each holder affected in order to:

•	extend the maturity, or reduce the principal, redemption premium or interest rate;

•	change the place of payment, or the coin or currency, for payment;

•	limit the right to sue for payment;

•	reduce the level of consents needed to approve a change to an indenture; or

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required level of consents needed to approve a change to an indenture; or

•	modify, without the written consent of the trustee, the rights, duties or immunities of the trustee. (Section 13.02)

Defeasance

         We may satisfy our obligations under the debt securities of a series before maturity. This is called defeasance. We may do so by depositing with the trustee, in trust for the benefit of the holders, sufficient funds to pay the entire indebtedness on that series, including principal, premium, if any, and interest. We must also comply with other conditions before we defease the debt securities. We must deliver an opinion of counsel to the effect that the holders of that series will have no federal income tax consequences as a result of the defeasance. (Article 11)

Conversion

         Debt securities may be convertible into or exchangeable for common shares or preferred shares. The prospectus supplement will describe the terms of any conversion rights.

Merger, Consolidation And Sale Of Assets

         Each indenture generally permits us to consolidate or merge with another entity. The indentures also permit us to sell all or substantially all of our property and assets. If this happens, the remaining or acquiring entity must assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures. The remaining or acquiring entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor entity may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our Board or any of our officers may be done by the Board or officers of the successor entity. (Section 5.09 of the senior indenture and Section 5.05 of the subordinated indenture).

DESCRIPTION OF OUR PREFERRED STOCK

         This section describes the general terms and provisions of our preferred stock. The applicable prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. We will file a copy of the certificate of designation that contains the terms of each new series of preferred stock with the SEC each time we issue a new series of preferred stock. These certificates of designation will be incorporated by reference into the registration statement of which this prospectus is a part. Each certificate of designation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of designation as well as our restated certificate of incorporation before deciding to buy shares of our preferred stock as described in the applicable prospectus supplement.

         Our authorized capital stock consists of 207,442,352 shares of stock comprised of:

•	200,000,000 shares of common stock, $1.50 par value per share,

•	442,352 shares of Series $4.75 Preferred Stock, no par value, stated value $100.00 per share,

•	5,000,000 shares of preferred stock, par value $.01 per share, and

•	2,000,000 shares of Junior Participating Preferred Stock, par value $.01 per share.

         As of March 31, 2002, 340,352 shares of Series $4.75 Preferred Stock were outstanding and there are no other shares of preferred stock outstanding. 1,115,357 shares of our Junior Participating Preferred Stock are reserved for issuance in connection with the exercise of the rights outstanding on each share of our common stock pursuant to our stockholder rights plan.

New Issuances

         Our Board has been authorized, subject to limitations provided in our certificate of incorporation and the rights of holders of any outstanding series of preferred stock, including the $4.75 Preferred Stock, to provide for the issuance of shares of our preferred stock in multiple series. With respect to each series of our preferred stock, our Board has the authority to determine the following terms:

•	the designation of the series;

•	the number of shares within the series;

•	whether dividends, if any, are cumulative and the dividend rate of the series;

•	dates at which dividends, if any, shall be payable;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable to you for each share you own if Viad Corp is dissolved or liquidated;

•	whether the shares are convertible into or exchangeable for any other securities, the price or rate of exchange or conversion, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series;

•	voting rights, if any; and

•	whether the preferred stock will be represented by depositary shares.

         The preferred stock will have no preemptive rights. In addition, your rights with respect to your shares of preferred stock will be subordinate to the rights of our general creditors. If we receive the appropriate payment, shares of our preferred stock that we issue will be fully paid and nonassessable.

         We currently plan to retain Wells Fargo Bank Minnesota, N.A. as the registrar and transfer agent of any series of our preferred stock.

$4.75 Preferred Stock

         The number of outstanding shares of our $4.75 Preferred Stock was 340,352, as of March 31, 2002. The shares are not convertible into any other of our securities. The holders have no preemptive right to subscribe to share obligations, warrants or other securities of any kind or class we may issue now or hereafter. The following is a summary of the terms of the $4.75 Preferred Stock. The terms are set forth in our certificate of incorporation which is included as an exhibit to the registration statement of which this prospectus forms a part.

         Dividends. Each share of $4.75 Preferred Stock is entitled to cumulative annual dividends from the original issuance of $4.75 per share payable quarterly.

         Liquidation Preference. Each share is entitled to a liquidation preference of $100 per share in the event of a voluntary liquidation and $101 per share in the event of an involuntary liquidation, plus, in each case, accrued but unpaid dividends.

         Redemption and Sinking Fund. We may redeem the $4.75 Preferred Stock at any time, in whole or part, at a redemption price of $101 per share plus accrued but unpaid dividends. We are required to deposit into a sinking fund each year an amount sufficient to redeem 6,000 shares of $4.75 Preferred Stock. Alternatively, we may deposit shares of $4.75 Preferred Stock we acquire through repurchase or redemption in lieu of depositing the redemption amount. For this purpose, we may not deposit shares redeemed through the sinking fund. Each year we are required to use all funds in the sinking fund to redeem $4.75 Preferred Stock. The shares redeemed are chosen by lot. As of March 31, 2002, we held 105,369 shares of $4.75 Preferred Stock which we expect to apply to our sinking fund payment requirement.

         Voting Rights. We must obtain the approval of two-thirds of holders of the outstanding shares of $4.75 Preferred Stock in order to:

•	amend our certificate of incorporation;

•	materially change the terms of the $4.75 Preferred Stock;

•	issue any class or series of stock ranking prior to the $4.75 Preferred Stock with respect to dividend or liquidation rights;

•	sell or lease all or substantially all of our property or business;

•	voluntarily liquidate or dissolve; or

•	merge or consolidate with or into any other corporation unless the $4.75 Preferred Stock will remain outstanding and retain its seniority.

         We must obtain the approval of the holders of a majority of the outstanding shares of $4.75 Preferred Stock in order to issue stock ranking equal to the $4.75 Preferred Stock with respect to dividend or liquidation rights.

         If we fail to pay dividends for six quarters, the holders of $4.75 Preferred Stock have the right to elect two Directors to our Board who will serve until all dividend arrearages have been paid.

         Stock Exchange Listing. The $4.75 Preferred Stock is listed on the New York Stock Exchange under the symbol “VVI-p.”

         Transfer Agent. Wells Fargo Bank Minnesota, N.A. is the transfer agent for our $4.75 Preferred Stock.

Junior Participating Preferred Stock

         Pursuant to our stockholder rights plan, each of our shares of common stock are accompanied by one right to purchase one one-hundredth of a share of Junior Participating Preferred Stock for $100, once the rights become exercisable. A further description of these rights and the Junior Participating Preferred Stock can be found under “Description of Our Common Stock—Stockholder Rights Plan” on page 18.

DESCRIPTION OF OUR DEPOSITARY SHARES

         The following briefly summarizes the general provisions of depositary shares representing interests in shares of our preferred stock. Each issuance of shares will be issued under a depositary agreement to be entered into between us and a bank or trust company as depositary. The shares will be evidenced by depositary receipts. A form of the deposit agreement, including the form of depositary receipt is filed as an exhibit to the registration statement of which this prospectus is a part. You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you. The particular terms of any depositary shares that we offer will be set forth in the applicable prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares being offered.

General

         We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

         The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company we select and that has its principal office in the United States and a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including any dividend, voting, redemption, conversion and liquidation rights described in the particular prospectus supplement, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

         The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends And Other Distributions

         The depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

         The depositary will distribute any property received by it other than cash to the record holders of depositary shares. If the depositary determines that it is not feasible to make such distribution, it may, with our approval, sell the property received and distribute the net proceeds from the sale to such holders.

Redemption Of Preferred Stock

         If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption. The depositary shares will be redeemed by the depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

         Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the depositary by lot or ratably or by any other equitable method as the depositary may decide.

Voting Deposited Preferred Stock

         Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to that series of preferred stock. Each record holder on the record date will be entitled to instruct the depositary to vote the amount of the preferred stock represented by that holder’s depositary shares. The depositary will try to vote the amount of preferred stock for which it has received instructions in accordance with the instructions.

         We will agree to take all actions that the depositary determines are necessary to enable it to vote as instructed. The depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing the preferred shares.

Amendment And Termination Of The Deposit Agreement

         The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority in aggregate principal amount of the shares at the time outstanding which are affected by the amendment thereto. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the amended deposit agreement. The deposit agreement will be terminated if:

•	all outstanding depositary shares have been redeemed, converted or exchanged; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding up.

Charges Of Depositary; Taxes And Other Governmental Charges

         We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

         Prospective purchasers of depositary shares should be aware that special tax, accounting and other issues may be applicable to depositary shares.

Resignation And Removal Of Depositary

         The depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the depositary. The resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

         The depositary will forward all reports and communications from us which are delivered to the preferred stock depositary and which we are required to furnish to the holders of the deposited preferred stock.

         Neither we nor the depositary will be liable if we or the depositary is prevented or delayed by law or any circumstances beyond our or its control in performing our or its obligations under the deposit agreement. Our obligations and the obligations of the depositary under the deposit agreement will be limited to performance in good faith of the duties thereunder and neither we or the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. In performing our obligations, we and the depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF OUR COMMON STOCK

         We are authorized to issue up to 200,000,000 shares of common stock, $1.50 par value per share. This section describes the general terms of our common stock. For more detailed information, you should refer to our certificate of incorporation and our by-laws, copies of which have been filed with the SEC. These documents are also incorporated by reference into this prospectus.

         Generally, holders of our common stock are entitled to one vote per share, and the approval of corporate actions requires the approval of holders of our common stock, as well as approval of the holders of any series of our preferred stock that may be entitled to vote for the action. The election or removal of our Directors is not subject to cumulative voting. Directors are elected by a plurality of votes eligible to vote for the election of Directors. Directors may only be removed for cause and only by affirmative vote of the holders of at least 80% of the voting power of the then-outstanding voting stock.

         Our common stock will be the only type of our capital stock entitled to vote in the election and removal of Directors and other matters presented to our stockholders from time to time, unless we issue voting preferred stock or our certificate of incorporation or the law requires otherwise.

         Our common stockholders will be entitled to receive dividends and distributions declared by our Board, to the extent permitted by the terms of outstanding shares of preferred stock and by our certificate of incorporation. If a dividend is declared, it will be distributed pro rata to our common stockholders, unless it is a dividend in kind.

         If Viad Corp is liquidated or dissolved, our common stockholders will be entitled to receive our assets and funds available for distribution to common stockholders in proportion to the number of shares they hold. Our common stockholders may not receive any assets or funds until our creditors have been paid in full and the preferential or participating rights of our preferred stockholders have been satisfied.

         You will not have any preemptive, subscription or conversion rights with respect to shares of our common stock that you own. We may issue additional shares of our common stock, if authorized by our Board, without your approval—unless required by the New York Stock Exchange or any other stock exchange on which our securities are traded. If we receive the appropriate payment, shares of our common stock that we issue will be fully paid and nonassessable.

Provisions of Our Certificate of Incorporation and By-Laws

         Advance Notice of Nominations. Our by-laws contain provisions requiring that you deliver advance notice of any business that you intend to raise at an annual meeting of stockholders and providing for procedures to be followed if you wish to nominate a person to be elected as a Director. To be timely, you must give written notice to our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. If the date of the next annual meeting is more than 30 days before, or more than 60 days after, the first anniversary of the preceding year’s annual meeting, you must deliver notice to our Secretary within the period beginning on the 120th day prior to the meeting and ending thirty days later, or, if later, the 10th day after our public announcement of the meeting date. In addition, if we plan to increase the size of our Board, and we do not announce all of the nominees for election, or the fact that the size of our Board will be increased, at least 80 days before the first anniversary of the preceding year’s annual meeting, you will have ten days following the date of our public announcement to give notice to our Secretary of your nomination for any new positions created by such increase.

         Your notice must provide information about you and the business to be brought before the meeting. You should review our by-laws for more information.

         Classification of Directors. Our certificate of incorporation provides that, except as otherwise required by specific provisions of our certificate of incorporation relating to the rights of holders of any class or series of preferred stock to elect additional Directors under specified circumstances, the number of our Directors may be fixed from time to time by a resolution adopted by a majority of our Board but must not be less than three. Our Board is classified into three classes, as nearly equal in size as possible. Each class holds office until the third succeeding anniversary of the annual stockholders’ meeting electing that class. A Director may be removed only for cause and only by the affirmative vote of the holders of at least 80 percent of the voting power of the then-outstanding shares entitled to vote, voting together as a single class.

         No Action by Written Consent. Stockholders may not act by written consent in lieu of a meeting of stockholders.

         Special Meeting. Except as otherwise required by law and subject to the rights of holders of any class or series of preferred stock, special meetings of the stockholders may only be called by our Chairman of the Board or by our Board of Directors pursuant to a resolution that indicates the purpose of the meeting, which is approved by a majority of our Directors, assuming, for this purpose, that there were no vacancies. No business other than that stated in the notice may be transacted at any special meeting of stockholders.

         According to our by-laws, if we call a special meeting to elect Directors to the Board of Directors, you may nominate individuals for election if you deliver notice to our Secretary during the period beginning on the 120th day before the special meeting and ending thirty days later, or, if later, the 10th day after our public announcement of the meeting.

         Limitation on Directors’ Liability. Our certificate of incorporation provides, as authorized by law, that our Directors will not be personally liable to Viad Corp or our stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such exemption from or limitation of liability is not permitted under the Delaware General Corporation Law. The effect of this provision may be to reduce the likelihood of derivative litigation against Directors for breach of their duty of care, even though the action, if successful, might otherwise have benefited Viad Corp and our stockholders.

Stockholder Rights Plan

         We maintain a stockholder rights plan. The purpose of the plan is to protect our interests and the interests of our stockholders against coercive takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group which acquires 20% or more of our outstanding common stock without the approval of our Board. The purpose of the rights plan is to encourage potential acquirers to negotiate with our Board before attempting a takeover and to provide our Board with leverage in negotiating the terms of any proposed takeover on behalf of all stockholders. Therefore the rights plan may have anti-takeover effects. However, the rights plan should not interfere with any merger or other business combination approved by our Board.

         The following description of the rights plan is only a summary and is not complete. You should refer to the Rights Agreement, dated as of February 28, 2002, by and between Viad Corp and Wells Fargo Bank Minnesota, N.A., as rights agent, for a more detailed description of the rights plan. A copy of the Rights Agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

         Issuance. One right has been issued with respect to each currently outstanding share of our common stock. New rights will accompany any new shares of common stock we issue before outstanding rights become exercisable. The rights will initially trade with, and will be inseparable from, the common stock. The rights are evidenced only by certificates that represent shares of common stock.

         Exercise Price. Each right will allow its holder to purchase from us one one-hundredth of a share of Junior Participating Preferred Stock for $100, once the rights become exercisable. This portion of a Junior Participating Preferred Share will give the stockholder approximately the same dividend, voting, and liquidation rights as would one share of common stock. Prior to exercise, the right does not give its holder any dividend, voting, or liquidation rights.

         Exercisability. The rights will not be exercisable until the earlier of:

•	10 days after the public announcement that a person or group has become an “acquiring person” by obtaining beneficial ownership of 20% or more of our outstanding common stock without the Board’s approval, or,

•	10 business days (or a later date determined by our Board before any person or group becomes an acquiring person) after a person or group begins a tender or exchange offer which, if completed, would result in that person or group becoming an acquiring person.

         Until that date, our common stock certificates will also evidence the rights, and any transfer of shares of common stock will constitute a transfer of rights. After that date, the rights will separate from the common stock and be evidenced by book-entry credits or by rights certificates that we will mail to all eligible holders of common stock. Any rights held by an acquiring person are void and may not be exercised.

         Our Board may reduce the threshold at which a person or group becomes an acquiring person from 20% to not less than 10% of our outstanding common stock.

•	Flip In. If a person or group becomes an acquiring person, all holders of rights except the acquiring person may, for $100, purchase shares of our common stock with a market value of $200, based on the market price of the common stock prior to such acquisition.

•	Flip Over. If our company is later acquired in a merger or similar transaction after the rights become exercisable, all holders of rights except the acquiring person may, for $100, purchase shares of the acquiring corporation with a market value of $200 based on the market price of the acquiring corporation’s stock, prior to such merger or transaction.

         Preferred Share Provisions.

•	will not be redeemable;

•	will entitle holders to quarterly dividend payments of $.01 per one-hundredth of a share, or an amount equal to the dividend paid on one share of our common stock, whichever is greater;

•	will entitle holders upon liquidation either to receive $1 per one-hundredth of a share or an amount per one-hundredth of a share equal to the payment made on one share of common stock, whichever is greater;

•	will have the same voting power as one share of common stock; and

•	will entitle holders to a per share payment equal to the payment made on one share of common stock if shares of our common stock are exchanged via merger, consolidation, or a similar transaction.

         The value of one one-hundredth interest in a Junior Participating Preferred Share should approximate the value of one share of common stock.

         Expiration. The rights will expire on February 28, 2012.

         Redemption. Our Board may redeem the rights for $.01 per right at any time before any person or group becomes an acquiring person. If our Board redeems any rights, it must redeem all of the rights. Once the rights are redeemed, the only right of the holders of rights will be to receive the redemption price of $.01 per right. The redemption price will be adjusted if we have a stock split or stock dividends of our common stock.

         Exchange. After a person or group becomes an acquiring person, but before an acquiring person owns 50% or more of outstanding common stock, our Board may extinguish the rights by exchanging one share of common stock or an equivalent security for each right, other than rights held by the acquiring person.

         Anti-Dilution Provisions. Our Board may adjust the purchase price of the Junior Participating Preferred Shares, the number of Junior Participating Preferred Shares issuable and the number of outstanding rights to prevent dilution that may occur from a stock dividend, a stock split, a reclassification of the Junior Participating Preferred Shares or common stock. No adjustments to the exercise price of less than 1% will be made.

         Amendments. The terms of the Rights Agreement may be amended by our Board without the consent of the holders of the rights. However, our Board may not amend the Rights Agreement to lower the threshold at which a person or group becomes an acquiring person to below 10% of our outstanding common stock. In addition, the Board may not cause a person or group to become an acquiring person by lowering this threshold below the percentage interest that such person or group already owns. After a person or group becomes an acquiring person, our Board may not amend the agreement in a way that adversely affects holders of the rights.

Section 203 of the Delaware General Corporation Law

         Section 203 of the Delaware General Corporation Law prohibits a defined set of transactions between a Delaware corporation, such as Viad Corp, and an “interested stockholder.” An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision may prohibit business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term “business combination” is broadly defined to include mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation, and some other transactions that would increase the interested stockholder’s proportionate share ownership in the corporation.

         This prohibition is effective unless:

•	the business combination is approved by the corporation’s Board of Directors prior to the time the interested stockholder becomes an interested stockholder;

•	the interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by Directors who are also officers or by qualified employee stock plans, in the transaction in which it becomes an interested stockholder; or

•	the business combination is approved by a majority of the Board of Directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Stock Exchange Listing

         Our common stock is listed on the New York Stock Exchange and the trading symbol is “VVI.”

Transfer Agent

         Wells Fargo Bank Minnesota, N.A. is the transfer agent for our common stock.

DESCRIPTION OF OUR WARRANTS

         This section describes the general terms and provisions of our warrants. The applicable prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those warrants.

         We may issue warrants for the purchase of our debt securities or our common stock. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as an agent of Viad Corp in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you. The forms of warrant agreements, including the forms of warrant certificates, are filed as exhibits to the registration statement of which this prospectus is a part.

         You should refer to the provisions of the warrant agreements for more specific information. The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, where applicable:

•	the exercise price for our debt securities, the amount of debt securities you will receive upon exercise, and a description of that series of debt securities;

•	the exercise price for shares of our common stock and the number of shares of common stock you will receive upon exercise;

•	the expiration date;

•	whether the warrants will be issued in registered or bearer form, or both;

•	U.S. federal income tax consequences; and

•	any other terms of the warrants.

         After your warrants expire they will become void. The prospectus supplement will describe how you may exercise your warrants. You must exercise warrants for our common stock through payment in U.S. dollars. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

         Until you exercise your warrants to purchase our debt securities or common stock, you will not have any rights as a holder of our debt securities or common stock, as the case may be, by virtue of your ownership of warrants.

PLAN OF DISTRIBUTION

         We may sell the offered securities in and outside the United States (a) through underwriters or dealers, (b) directly to purchasers, including our affiliates, (c) through agents or (d) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters Or Dealers

         If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

         During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

         Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

         If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

         We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

         We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

         If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

         We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

         Scott E. Sayre, Esq. has passed upon the validity of our common stock, debt securities, preferred stock and warrants to be offered pursuant to this prospectus.

EXPERTS

         The financial statements incorporated in this prospectus by reference from Viad’s Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the restatement of the consolidated financial statements for the fiscal years ended December 31, 2000 and 1999), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement of which this prospectus forms a part and any other document we file at the SEC’s public reference section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the worldwide web site (http://www.sec.gov) maintained by the SEC. Information regarding the operation of the public reference section can be obtained by calling 1-800-SEC-0330. Our common stock and $4.75 Preferred Stock are listed on the

New York Stock Exchange, where reports, proxy statements and other information concerning Viad Corp can also be inspected. The offices of the NYSE are located at 20 Broad Street, New York, New York 10005.

         The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you in this prospectus by referring you to those documents. These incorporated documents contain important business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information.

         We incorporate by reference into this prospectus:

•	our Current Report on Form 8-K filed with the SEC on January 24, 2002;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed with the SEC on February 26, 2002;

•	our Current Report on Form 8-K filed with the SEC on February 28, 2002;

•	our Proxy Statement on Schedule 14A, relating to our annual meeting of shareholders to be held on May 14, 2002, filed with the SEC on March 29, 2002;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 1, 2002; and

•	any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

         We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference into those documents. Such written requests should be addressed to:

Viad Corp Viad Tower 1850 North Central Avenue Phoenix, Arizona 85077 Attention: Secretary

         You may direct telephone requests to the Secretary of Viad Corp at (602) 207-4000.

         No dealer, salesperson or other person is authorized to provide any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses Of Issuance And Distribution

         The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

SEC Registration Fee*	$172,414

Legal Fees and Expenses	$150,000

Accounting Fees and Expenses	$100,000

Trustee’s and Registrar’s Fees and Expenses	$20,000

Rating Agency Fees	$150,000

Blue Sky Fees and Expenses	$2,000

Printing and Engraving Fees	$25,000

Miscellaneous	$15,000

Total	$634,414

*	Paid upon the initial filing of this Registration Statement with the Commission on July 7, 1994.

Item 15. Indemnification Of Directors And Officers

         Delaware General Corporation Law. Under Section 145 of the Delaware General Corporation Law (the “DGCL”), Viad Corp is empowered to indemnify its directors and officers in the circumstances therein provided. Certain portions of Section 145 are summarized below:

         Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in the manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, did not have reasonable cause to believe such person’s conduct was unlawful.

         Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

         Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in

Section 145(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

         Section 145(d) of the DGCL provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made, with respect to a person who is a director of officer at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

         Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

         Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

         Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

         Certificate of Incorporation and By-Laws. The Certificate of Incorporation of Viad Corp provides that no director of Viad Corp shall be personally liable to Viad Corp or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption or limitation is prohibited under the DGCL as it currently exists or as it may be amended in the future. The Certificate of Incorporation and By-Laws also provide that Viad Corp shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Viad Corp or is or was serving at the request of Viad Corp as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer), to the fullest extent authorized by the DGCL as it currently exists or as it may be amended in the future, against all expense, liability and loss (including attorneys’ fees, judgments, fines, payments in settlement and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974, as in effect from time to time) reasonably incurred or suffered by such person. Such indemnification shall continue as to a person who ceases to be a director or officer of Viad Corp and shall inure to the benefit of such person’s heirs, executors and administrators. Viad Corp shall not be required to indemnify a person in connection with such action, suit or proceeding initiated by such person if it was not authorized by the Board of Directors except under limited circumstances.

         The By-Laws also provides that Viad Corp shall pay the expenses of directors and officers incurred in defending any such action, suit or proceeding in advance of its final disposition; provided, however, that, if and to the extent that the DGCL requires, the payment of expenses incurred by a director or officer in advance of the final disposition of any action, suit or proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under the Certificate of Incorporation or otherwise. If a claim for indemnification or advancement of expenses by an officer or director under the By-Laws is not paid in full within 30 calendar days after a written claim therefor has been received by Viad Corp, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled also to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any action, suit or proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to Viad Corp) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for Viad Corp to indemnify the claimant for the amount claimed. Viad Corp shall have the burden of providing such defense. Neither the failure of Viad Corp to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in circumstances because the claimant has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by Viad Corp that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The right to indemnification and the payment of expenses conferred on any person by the By-Laws shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation or By-Laws of Viad Corp, agreement, vote of stockholders or disinterested directors or otherwise.

         Any repeal or modification of the provisions of the Certificate of Incorporation described herein by the stockholders of Viad Corp will not adversely affect any limitation on the personal liability of directors for, or any rights of directors in respect of, any cause of action, suit or claim accruing or arising prior to the repeal or modification.

         The Certificate of Incorporation also provides that Viad Corp may maintain insurance to protect itself and any director, officer, employee or agent of Viad Corp or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not Viad Corp would have the power to indemnify such person against such expense, liability or loss under DGCL.

Item 16. Exhibits

1.1(a)	Form of Underwriting Agreement for Debt Securities and Warrants to Purchase Debt Securities.*

1.1(b)	Form of Underwriting Agreement for Equity Securities and Warrants to Purchase Common Stock.*

1.2	Form of Selling Agency Agreement (with Medium-Term Note Administrative Procedures annexed thereto).*

4.1	Senior Indenture, between Viad Corp and J.P. Morgan Trust Company, N.A., formerly Chase Manhattan Bank, N.A., as trustee, dated as of April 1, 1993 incorporated herein by reference to Exhibit 4.1 of the Registration Statement on Form S-3 (Registration No. 33-61092) filed on April 15, 1993.

4.2	Form of Senior Note, incorporated herein by reference to Exhibit 4.2 of the Registration Statement on Form S-3 (Registration No. 33-61092) filed on April 15, 1993.

4.3	Form of Fixed Rate Medium-Term Note, incorporated herein by reference to Exhibit 4.3 of the Registration Statement on Form S-3 (Registration No. 33-61092) filed on April 15, 1993.

4.4	Form of Floating Rate Medium-Term Note, incorporated herein by reference to Exhibit 4.4 of the Registration Statement on Form S-3 (Registration No. 33-61092) filed on April 15, 1993.

4.5	Certificate of Incorporation of Viad Corp, incorporated herein by reference to Exhibit 3.A to Viad Corp’s 1996 Form 10-K.

4.6	Bylaws of Viad Corp, incorporated herein by reference to Exhibit 3.B to Viad Corp’s 1998 Form 10-K.

4.7	Subordinated Indenture between Viad Corp and Wachovia Bank, National Association, as trustee, dated as of May 14, 2002.

4.8	Form of Subordinated Debt Securities.*

4.9(a)	Form of Warrant Agreement for Debt Securities.*

4.9(b)	Form of Warrant Agreement for Equity Securities.*

4.10	Form of Deposit Agreement (including Form of Depositary Receipt).*

4.11	Rights Agreement, dated as of February 28, 2002, between Viad Corp and Wells Fargo Bank Minnesota, N.A., as Rights Agent, incorporated by reference to Exhibit 4.1 to Form 8-A filed on February 28, 2002.

5	Opinion of Scott E. Sayre, Esq. regarding the legality of the securities offered by this Registration Statement.

12.1	Computation of ratio of earnings to fixed charges.

12.2	Computation of ratio of earnings to fixed charges and preferred stock dividends.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Scott E. Sayre, Esq. (included in Exhibit 5)

24	Powers of Attorney of directors and certain officers of the registrant are included on pages II-6 and 7.

25.1	Statement of Eligibility on Form T-1 of J.P. Morgan Trust Company, N.A., formerly Chase Manhattan Bank, N.A., as trustee under the Senior Indenture.

25.2	Statement of Eligibility on Form T-1 of Wachovia Bank, National Association, as trustee under the Subordinated Indenture.

*	Previously filed with this Registration Statement on July 7, 1994.

Item 17. Undertakings

         (A)  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; or

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (B)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act that is incorporated by reference in the registration statement) shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (C)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (D)  The undersigned registrants hereby undertake that:

                           (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Viad Corp pursuant to Rule 424 (b) (1) or (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

                           (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Viad Corp has caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, state of Arizona, on the 14th day of May, 2002.

VIAD CORP

By: /s/ Robert H. Bohannon

Robert H. Bohannon Chairman of the Board, President and Chief Executive Officer

         We, the undersigned officers and directors of Viad Corp, hereby severally constitute and appoint Robert H. Bohannon and Kimbra A. Fracalossi and each of them singly, our true and lawful attorney and agent with full power and authority to sign for us and in our names in the capacities indicated below, the registration statement on Form S-3 of Viad Corp and any and all amendments or supplements, whether pre-effective or post-effective, to said registration statement (including, without limitation, any registration statement and post-effective amendment thereto filed pursuant to Rule 462 (b) under the Securities Act of 1933, as amended (the “Securities Act”)) and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Viad Corp to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signature as then may be signed by our said attorneys or any of them, to said registration statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	CAPACITY

/s/ Robert H. Bohannon Robert H. Bohannon	Chairman of the Board, President and Chief Executive Officer

/s/ Kimbra A. Fracalossi Kimbra A. Fracalossi	Chief Financial Officer (Principal Financial Officer)

/s/ Ellen M. Ingersoll Ellen M. Ingersoll	Vice President — Controller (Principal Accounting Officer)

/s/ Jess Hay Jess Hay	Director

SIGNATURE	CAPACITY

/s/ Judith K. Hofer Judith K. Hofer	Director

/s/ Donald E. Kiernan Donald E. Kiernan	Director

/s/ Jack F. Reichert Jack F. Reichert	Director

/s/ Linda Johnson Rice Linda Johnson Rice	Director

/s/ Douglas L. Rock Douglas L. Rock	Director

/s/ Timothy R. Wallace Timothy R. Wallace	Director

Exhibit Index

1.1(a)	Form of Underwriting Agreement for Debt Securities and Warrants to Purchase Debt Securities.*

1.1(b)	Form of Underwriting Agreement for Equity Securities and Warrants to Purchase Common Stock.*

1.2	Form of Selling Agency Agreement (with Medium-Term Note Administrative Procedures annexed thereto).*

4.1	Senior Indenture, between Viad Corp and J.P. Morgan Trust Company, N.A., formerly Chase Manhattan Bank, N.A., as trustee, dated as of April 1, 1993 incorporated herein by reference to Exhibit 4.1 of the Registration Statement on Form S-3 (Registration No. 33-61092) filed on April 15, 1993.

4.2	Form of Senior Note, incorporated herein by reference to Exhibit 4.2 of the Registration Statement on Form S-3 (Registration No. 33-61092) filed on April 15, 1993.

4.3	Form of Fixed Rate Medium-Term Note, incorporated herein by reference to Exhibit 4.3 of the Registration Statement on Form S-3 (Registration No. 33-61092) filed on April 15, 1993.

4.4	Form of Floating Rate Medium-Term Note, incorporated herein by reference to Exhibit 4.4 of the Registration Statement on Form S-3 (Registration No. 33-61092) filed on April 15, 1993.

4.5	Certificate of Incorporation of Viad Corp, incorporated herein by reference to Exhibit 3.A to Viad Corp’s 1996 Form 10-K.

4.6	Bylaws of Viad Corp, incorporated herein by reference to Exhibit 3.B to Viad Corp’s 1998 Form 10-K.

4.7	Subordinated Indenture between Viad Corp and Wachovia Bank, National Association, as trustee, dated as of May 14, 2002.

4.8	Form of Subordinated Debt Securities.*

4.9(a)	Form of Warrant Agreement for Debt Securities.*

4.9(b)	Form of Warrant Agreement for Equity Securities.*

4.10	Form of Deposit Agreement (including Form of Depositary Receipt).*

4.11	Rights Agreement, dated as of February 28, 2002, between Viad Corp and Wells Fargo Bank Minnesota, N.A., as Rights Agent, incorporated by reference to Exhibit 4.1 to Form 8-A filed on February 28, 2002.

5	Opinion of Scott E. Sayre, Esq. regarding the legality of the securities offered by this Registration Statement.

12.1	Computation of ratio of earnings to fixed charges.

12.2	Computation of ratio of earnings to fixed charges and preferred stock dividends.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Scott E. Sayre, Esq. (included in Exhibit 5)

24	Powers of Attorney of directors and certain officers of the registrant are included on pages II-6 and 7.

25.1	Statement of Eligibility on Form T-1 of J.P. Morgan Trust Company, N.A., formerly Chase Manhattan Bank, N.A., as trustee under the Senior Indenture.

25.2	Statement of Eligibility on Form T-1 of Wachovia Bank, National Association, as trustee under the Subordinated Indenture.

*	Previously filed with this Registration Statement on July 7, 1994.